Exhibit 99.1

Investors: Harlan Toplitzky, harlan.toplitzky@nytimes.com

Media: Eileen Murphy, eileen.murphy@nytimes.com

ARTHUR GOLDEN TO JOIN THE NEW YORK TIMES COMPANY BOARD OF DIRECTORS

NEW YORK - December 18, 2020 - The New York Times Company announced today that Arthur Golden has been appointed to its Board of Directors, effective January 1, 2021.

Mr. Golden, 64, a fourth-generation member of the Ochs Sulzberger family, is a best-selling author.

Arthur Sulzberger, Jr., the chairman of The New York Times Company Board who is retiring as chairman and a member of the Board of Directors at the end of the year, said, “In addition to Arthur’s creativity and intelligence, he has a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. I’m delighted he is joining the Board and am only sorry that we won’t have the chance to serve together.”

Mr. Golden is a graduate of Harvard College, where he received a degree in Art History, specializing in Japanese Art. He earned an M.A. in East Asian Languages and Culture from Columbia University and an M.A. in English from Boston University.

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